HAROLD Y. SPECTOR, CPA
CAROL S. WONG, CPA

SPECTOR & WONG, LLP
Certified Public Accountants
(888) 584-5577
FAX (626) 584-6447
spectorwongcpa@aol.com

80 SOUTH LAKE AVENUE
SUITE 723
PASADENA, CALIFORNIA 91101

December 8, 2006

United States Securities and
Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Java Detour, Inc.

Dear Sir/Madam:

We have read Item 3 of the Form 10-SB for Java Detour, Inc. (formerly known as Media USA.com, Inc.), dated December 8, 2006 regarding the recent change of auditors. We agree with such statement made regarding our firm. We have no basis to agree or disagree with other statements made under Item 3.

Very truly yours,

Spector & Wong, LLP

by ______________________
Harold Spector, CPA